Exhibit 99.1

Contact:	James A. D. Smith

President and Chief Executive Officer

Phone: 650-562-1424

FOR IMMEDIATE RELEASE:

Genelabs Technologies Announces Agreement to Raise

$10 Million in Private Placement Financing

REDWOOD CITY, Calif., February 8, 2007 - Genelabs Technologies, Inc. (Nasdaq: GNLB) entered into an agreement for the sale of approximately 5.8 million shares of its common stock and warrants to purchase approximately 1.7 million shares of its common stock to institutional and accredited investors for gross proceeds of $10.0 million. The agreement provides for Genelabs to sell the shares and warrants for $1.72 per share (which includes the warrant purchase price of $0.125 per share underlying the warrants), with a warrant exercise price of $1.85 per share. The offering was priced prior to the close of market today. Genelabs expects to close the private placement financing on or about February 13, 2007.

The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, or under any state securities law, and may not be offered or sold in the United States (or to a U.S. person) absent a registration statement or exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities.

Forward-Looking Statements

This press release contains forward-looking statements including statements regarding the expectation of the closing of the private placement financing. These forward-looking statements are based on Genelabs’ current expectations and are subject to the risk that the closing conditions to the financing are not met which, if this occurs, may cause the closing not to occur.

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